                                   MEDAREX, INC.

                                  RIGHTS EXCHANGE

                                     AGREEMENT

                                   JUNE 10, 1998

                                  TABLE OF CONTENTS


SECTION 1. THE PURCHASER'S OFFER . . . . . . . . . . . . . . . . . . . . . . . . . .2

1.1 MAKING THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
1.2 COMPANY ACTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
1.3 ACCURACY OF INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

SECTION 2. AUTHORIZATION AND ISSUANCE OF THE SECURITIES. . . . . . . . . . . . . . .4

SECTION 3. AGREEMENT TO EXCHANGE THE SECURITIES. . . . . . . . . . . . . . . . . . .5

3.1 ISSUANCE OF SHARES AND WARRANTS. . . . . . . . . . . . . . . . . . . . . . . . .5
3.2 FRACTIONAL SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5

SECTION 4. CLOSING AND DELIVERY. . . . . . . . . . . . . . . . . . . . . . . . . . .5

4.1 CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
4.2 DELIVERY OF THE WARRANT AGREEMENT AND THE SHARES . . . . . . . . . . . . . . . .6

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . .6

5.1 ORGANIZATION AND STANDING. . . . . . . . . . . . . . . . . . . . . . . . . . . .6
5.2 CORPORATE POWER; AUTHORIZATION . . . . . . . . . . . . . . . . . . . . . . . . .6
5.3 ISSUANCE AND DELIVERY OF THE SHARES; GRANT OF THE WARRANTS . . . . . . . . . . .7
5.4 SEC DOCUMENTS; FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . .7
5.5 CONSUMMATION OF MERGER; ISSUANCE OF RIGHTS . . . . . . . . . . . . . . . . . . .8
5.6 INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
5.7 PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
5.8 CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
5.9 LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
5.10 NO DEFAULTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
5.11 MATERIAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
5.12 GOVERNMENTAL CONSENTS; COMPLIANCE WITH LAW. . . . . . . . . . . . . . . . . . 11
5.13 INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
5.14 INVESTMENT COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
5.15 TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
5.16 LISTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
5.17 BROKER'S FEE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

SECTION 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.. . . . . . . . . . . . 12

6.1 ORGANIZATION AND STANDING. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
6.2 INVESTMENT PURPOSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
6.3 NO ADVICE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
6.4 RESTRICTION ON TRANSFER. . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
6.5 BROKER'S FEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

SECTION 7. COVENANTS OF THE PARTIES. . . . . . . . . . . . . . . . . . . . . . . . 14

7.1 FULL COOPERATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
7.2 ACCESS TO INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
7.3 MAINTENANCE OF LISTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
7.4 PURCHASER REPRESENTATIVE . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
7.5 FILINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
7.6 SHELF REGISTRATION OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . 15

SECTION 8. NO-SHOP CLAUSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15


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


8.1 IN GENERAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
8.2 THIRD-PARTY OFFER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

SECTION 9.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS . . . . . . . . 17

SECTION 10. CONDITIONS TO COMPANY'S OBLIGATIONS AT THE CLOSING . . . . . . . . . . 17

10.1 CLOSING UNDER THE PURCHASER'S OFFER . . . . . . . . . . . . . . . . . . . . . 17
10.2 SURRENDER OF THE RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
10.3 CONSENTS AND APPROVALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
10.4 REPRESENTATIONS AND WARRANTIES CORRECT. . . . . . . . . . . . . . . . . . . . 17

SECTION 11. CONDITIONS TO THE PURCHASER'S OBLIGATIONS AT THE CLOSING . . . . . . . 17

11.1 CLOSING UNDER PURCHASER'S OFFER . . . . . . . . . . . . . . . . . . . . . . . 18
11.2 APPOINTMENT OF DIRECTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
11.3 NO OTHER ISSUANCE BY THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . 18
11.4 STATEMENT OF POSITION OF THE COMPANY... . . . . . . . . . . . . . . . . . . . 18
11.5 DELIVERY OF SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
11.6 WARRANT AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
11.7 CONSENTS AND APPROVALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
11.8 REPRESENTATIONS AND WARRANTIES CORRECT. . . . . . . . . . . . . . . . . . . . 18
11.9 LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

SECTION 12. REGISTRATION OF THE SHARES; COMPLIANCE WITH THE SECURITIES ACT . . . . 19

12.1 REGISTRATION PROCEDURES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . 19
12.2 TRANSFER OF SECURITIES AFTER SHELF REGISTRATION . . . . . . . . . . . . . . . 20
12.3 INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
12.4 TERMINATION OF CONDITIONS AND OBLIGATIONS . . . . . . . . . . . . . . . . . . 22
12.5 INFORMATION AVAILABLE . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
12.6 CHANGES IN PURCHASER INFORMATION. . . . . . . . . . . . . . . . . . . . . . . 23

SECTION 13. INDEMNIFICATION FOR INCOMPLETE OR INACCURATE INFORMATION . . . . . . . 23

13.1 BY THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
13.2 BY THE PURCHASER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
13.3 PROCEDURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

SECTION 14.  TERMINATION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

14.1 TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
14.2 EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
14.3 TERMINATION FEE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

SECTION 15. NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

SECTION 16. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

16.1 WAIVERS AND AMENDMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
16.2 SECTIONS; HEADINGS; DOLLAR AMOUNTS. . . . . . . . . . . . . . . . . . . . . . 26
16.3 SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
16.4 GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
16.5 COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
16.6 SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
16.7 ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
16.8 PAYMENT OF FEES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . 27


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


                                  RIGHTS EXCHANGE
                                     AGREEMENT

     This Rights Exchange Agreement (this "Agreement") is made as of June 10, 1998 (the "Effective Date"), by and among Medarex, Inc., a New Jersey corporation with its principal place of business at 1545 Route 22 East, Annandale, New Jersey 08801 (the "Company"), and BCC Acquisition I LLC, a Delaware limited liability company with its principal place of business at 750 Battery Street, Suite 600, c/o Bay City Capital, San Francisco, CA 94111 ("Purchaser").

                                      BACKGROUND

     A. Pursuant to that certain Agreement and Plan of Reorganization dated as of May 5, 1997 (the "Merger Agreement"), among the Company, Medarex Acquisition Corp. ("Merger Sub"), and GenPharm International, Inc. ("GenPharm"), GenPharm merged with and into Merger Sub, with GenPharm being the surviving corporation and becoming a wholly-owned subsidiary of the Company (such transaction referred to herein as the "Merger"). As a result of the Merger, the former holders of GenPharm preferred stock and GenPharm common stock (collectively, the "Holders", and each, individually, a "Holder") are currently entitled to receive the remainder of the Merger Consideration (as defined in the Merger Agreement), presently $44,412,500, in the form of shares of the common stock of the Company, par value $.01 per share (the "Common Stock"), or, under certain circumstances, cash, with such shares to be issued at a price per share equal to the Fair Market Value thereof (as defined in the Merger Agreement).

     B. Upon consummation of the Merger on October 21, 1997, certain of the Holders received an initial issuance of Common Stock in partial satisfaction of
the Company's obligation to pay the Merger Consideration.   The contingent
payment rights of the Holders to receive the remaining $44,412,500 in Merger Consideration, as such amount may be adjusted downward under certain circumstances, are herein referred to as the "Rights".

     C. The Company and the Purchaser herein agree that, for purposes of this Agreement, the aggregate face value of the Rights (the "Face Value") shall be $44,412,500, although the Company and the Purchaser recognize that this value may not represent the value that would actually be received by the Holders other than pursuant to this transaction. The Face Value of the Rights held by any individual Holder for purposes of this Agreement reflects such Holder's share of such $44,412,500 and may be determined for each Holder by multiplying the per share portion of the Merger Consideration allocable to each former share of GenPharm preferred stock and common stock (assuming the full $44,412,500 is paid), as set forth on SCHEDULE 1 attached hereto, by the respective number of shares of GenPharm preferred stock and/or common stock formerly held by such Holder.

     D. The parties contemplate that the Purchaser will make an offer (the "Purchaser's Offer") to purchase any or all of the Rights (subject to minimum of a $22,206,250 in aggregate Face Value) from the Holders at a 20% discount from the Face Value of such Rights, provided that the Company, among other things, enters into this Agreement through which the Company shall issue to the Purchaser, in exchange for each $6.75 in Face Amount of Rights acquired pursuant to the Purchaser's Offer, (i) one Share of the Company's Common Stock and (ii) a Warrant (as defined in Section 2 below) to purchase 0.1222 shares of the Company's Common Stock, exercisable for a period of seven (7) years. Such Shares and Warrants shall be issued by the Company solely in exchange for and through the cancellation of the Rights that the Purchaser acquires pursuant to the Purchaser's Offer and shall represent payment in full by the Company of the Merger Consideration represented by such Rights under the Merger Agreement as if the Company had paid that portion of the Merger Consideration directly to the Holders of such Rights.

                                      AGREEMENT

In consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

     SECTION 1.  THE PURCHASER'S OFFER

     1.1 MAKING THE OFFER. (a) The Company and the Purchaser agree that, on the Effective Date or within five (5) business days thereafter, the Purchaser will make an offer to the Holders of Rights to acquire from such Holders any or all of the Rights (subject to a $22,206,250 minimum) for cash. The Purchaser's Offer shall be on substantially the terms and conditions set forth in the Offer to Purchase attached hereto as EXHIBIT A (the "Offer to Purchase").

     (b) The Purchaser expressly reserves the right to waive any condition to the Purchaser's Offer, to increase the price offered for such Rights (the "Offer Price"), to extend the duration of the Purchaser's Offer, or to make any other changes in the terms and conditions of the Purchaser's Offer; PROVIDED, HOWEVER, that, without the prior written consent of the Company, no such change may be made which (i) reduces the Offer Price, (ii) changes the form of consideration payable in the Purchaser's Offer, (iii) except as provided in the next sentence, extends the Purchaser's Offer, (iv) amends or imposes conditions to the Purchaser's Offer in addition to those set forth in the Offer to Purchase or (v) amends any other term of the Purchaser's Offer in a manner adverse to the Holders. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, (A) extend the Purchaser's Offer, if at the scheduled or extended expiration date of the Purchaser's Offer any of the conditions of the Purchaser's Offer set forth in the Offer to Purchase shall not be satisfied or waived, until such time as such conditions are satisfied or waived (provided, however, that without the prior written consent of the Company, which consent shall not be unreasonably withheld, no such extension shall exceed thirty (30)
days), (B) extend the Purchaser's Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or other securities authority, or the staff thereof, applicable to the Purchaser's Offer, and (C) extend the Purchaser's Offer on one or more occasions, if on such expiration date there shall not have been irrevocably assigned at least 50% of the aggregate Face Value of the Rights. The Purchaser agrees that if all of the conditions to the Purchaser's Offer set forth in the Offer to Purchase are not satisfied on any scheduled expiration date of the Purchaser's Offer then, provided that all such conditions are reasonably capable of being satisfied, the Purchaser shall extend the Purchaser's Offer from time to time until such conditions are satisfied or waived, provided that the Purchaser shall not be required to extend the Purchaser's Offer beyond the Termination Date (as defined in Section 4.1 below). Subject to the terms and conditions of the Purchaser's Offer and this Agreement, the Purchaser shall accept for payment, and pay for, any and all Rights validly assigned and not revoked pursuant to the Purchaser's Offer that the Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Purchaser's Offer as promptly as practicable after the expiration of the Purchaser's Offer.

     1.2 COMPANY ACTIONS. (a) The Company hereby consents to the transfer of the Rights by the Holders thereof to the Purchaser pursuant to the Purchaser's Offer and represents and warrants that (i) the Company's board of directors has adopted resolutions (A) approving and adopting this Agreement and the transactions contemplated hereby, (B) authorizing the granting by the Company of a waiver of the transfer restrictions contained in Section 1.2(c) of the Merger Agreement with respect to the transfer of the Rights by the Holders to the Purchaser, (C) approving the exchange of the Shares for the Rights on the terms and subject to the conditions set forth in this Agreement, and (D) approving the issuance of a Warrant or Warrants to purchase shares of Common Stock to the Purchaser. The Company hereby consents to the inclusion in the Purchaser's Offer documents of the information supplied by the Company for use in the Offer to Purchase.

     (b) The Company further represents that it received a verbal assurance from the SEC in response to a letter of inquiry from the Company dated April 29, 1998, (the "SEC Letter") confirming that the transactions contemplated by the SEC Letter and this Agreement are not subject to the provisions of Rules 13-e and 14-d under the Exchange Act (as defined in Section 5.4 below).

     (c) The Company shall deliver to the Holders a letter in substantially the form attached hereto as EXHIBIT B discharging the obligation of the Company (if any) pursuant to Rule 14e-2 under the Exchange Act to make a disclosure statement to the Holders with respect to the Purchaser's Offer.

     (d) In connection with the Purchaser's Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the Holders as of a recent date (to be set forth on SCHEDULE 2) and shall furnish the Purchaser with such information and assistance as the Purchaser or its agents or representatives may reasonably request in communicating the Purchaser's Offer to the Holders. The Purchaser shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Purchaser's Offer and the Rights Exchange (as defined below in Section 3.1), and, if this Agreement is terminated in accordance with Section 14, will deliver to the Company all copies of such information in the possession of the Purchaser.

     1.3 ACCURACY OF INFORMATION. Each of the Company and the Purchaser represents and warrants to the other that the information supplied by such party for use in the Offer to Purchase (including, without limitation, in the case of the Company, the information appearing in Sections 6, 7 and 8 of the Offer to Purchase) does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Offer to Purchase, in the light of the circumstances under which they were made, not misleading. The Company further agrees that the information contained in the Offer to Purchase and derived from public filings of the Company including, without limitation, the SEC Documents (as defined in Section 5.4 below), is deemed to have been "supplied" by the Company for purposes of the preceding sentence. Each of the Company and the Purchaser shall promptly notify the other party of any changes in the information supplied by the notifying party and shall provide the other party with copies of any information necessary to make the statements made in the Offer to Purchase not untrue or misleading in accordance with the terms of this Section 1.3.

     SECTION 2.  AUTHORIZATION AND ISSUANCE OF THE SECURITIES.

     Subject to the terms and conditions of this Agreement, the Company has authorized the issuance and delivery of up to 6,579,629 shares of its Common Stock and a warrant or warrants to purchase up to 804,000 shares of its Common Stock for a period of seven years and at an exercise price of $10.00 per share pursuant to a Warrant agreement in substantially the form attached hereto as EXHIBIT C (the "Warrant Agreement"). The shares of Common Stock and the warrant or warrants to purchase Common Stock issued to the Purchaser pursuant to this Agreement shall be referred to herein as the "Shares" and the "Warrants", respectively.

     SECTION 3.  AGREEMENT TO EXCHANGE THE SECURITIES.

     3.1   ISSUANCE OF SHARES AND WARRANTS.  At the Closing (as defined in
Section 4.1 below), the Purchaser agrees to exchange the Rights at the aggregate Face Value of such Rights acquired by the Purchaser pursuant to the Purchaser's Offer (the "Aggregate Exchange Price") and the Company agrees to issue in exchange for each $6.75 in Face Value of Rights acquired by the Purchaser in the Offer (i) one Share of the Company's Common Stock and (ii) a Warrant or Warrants to purchase 0.1222 shares of Common Stock at an exercise price of $10.00 per share exercisable for a period of seven (7) years pursuant to the Warrant Agreement. The Aggregate Exchange Price shall be paid solely in the form of the complete cancellation of the Rights acquired by the Purchaser in connection with the Purchaser's Offer. The delivery of the Rights in exchange for the issuance of the Shares and the Warrants to Purchaser pursuant to this Agreement shall be referred to herein as the "Rights Exchange". In the event that it is determined that the Rights were not validly assigned to the Purchaser, but the Holder thereof executed a Letter of Assignment releasing the Company from any further obligation to pay to the Holder the Merger Consideration in such circumstances upon receipt of payment from the Purchaser pursuant to the Offer, and the Purchaser made such payment, all such payments shall, in the aggregate, constitute payment of the Aggregate Exchange Price.

     3.2 FRACTIONAL SHARES. No fractional shares shall be issued by the Company in connection with this transaction. If the Purchaser would otherwise be entitled to a fractional interest in a Share, the Purchaser shall receive an amount of cash (without interest) determined by multiplying (i) the Price Per Share by (ii) the fractional share interest to which the Purchaser would otherwise be entitled (the "Fractional Share Payment"). The payment of cash in lieu of fractional shares is made solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares and does not represent separately bargained-for consideration.

     SECTION 4.  CLOSING AND DELIVERY.

     4.1 CLOSING. The Closing of the issuance of the Shares and the Warrants in exchange for the Rights (the "Closing") shall be held as soon as practicable after the satisfaction or waiver of all other conditions to Closing set forth in Sections 10 and 11 hereof, at the offices of Heller Ehrman White & McAuliffe, 333 Bush Street, San Francisco, California 94104, or on such other date and place as may be agreed to by the Company and the Purchaser, PROVIDED, HOWEVER, that in no event shall the Closing take place after August 14, 1998 (the "Termination Date"). The date on which the Closing occurs is herein referred to as the "Closing Date".

     4.2 DELIVERY OF THE WARRANT AGREEMENT AND THE SHARES. At the Closing, the Company shall deliver to the Purchaser (i) an executed Warrant Agreement in substantially the form of EXHIBIT C and (ii) stock certificates registered in the name of the Purchaser, or in such nominee name(s) as designated by the Purchaser, representing the number of Shares to be issued by the Company to the Purchaser at the Closing determined in accordance with Section 3.1 against cancellation of the Rights acquired by the Purchaser pursuant to the Purchaser's Offer. The parties hereto acknowledge that the issuance of the Shares and the Warrants in exchange for the Rights represents the payment in full of that portion of the Merger Consideration represented by such Rights under the terms of the Merger Agreement.

     SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     Except as set forth on the Schedule of Exceptions attached hereto as
SCHEDULE 3, the Company hereby represents and warrants as of the date hereof to the Purchaser as follows:

     5.1 ORGANIZATION AND STANDING. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey, has full corporate power and authority to own or lease its properties and conduct its business as presently conducted, and is duly qualified as a foreign corporation and is in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary (except where the failure to be so qualified would not have a material adverse effect on the business, properties, financial condition or results or operations of the Company). Other than as disclosed in the SEC Documents and a Stock Purchase Agreement dated as of May 4, 1998, between the Company and ErythroMed, Inc. (the "ErythroMed Agreement"), the Company has no Subsidiaries or equity interest in any other entity. For purposes of this Agreement, "Subsidiary" shall mean an entity controlled by the Company (including, without limitation, any entity 50% or more of the voting securities of which are held by the Company).

     5.2 CORPORATE POWER; AUTHORIZATION. The Company has all requisite corporate power, and has taken all requisite corporate action, to execute and deliver this Agreement, to sell and issue the Shares and to enter into the Warrant Agreement and to carry out and perform all of its obligations under this Agreement and the Warrant Agreement. This Agreement and the Warrant Agreement constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) as limited by equitable principles generally and (iii) as rights to indemnity or contributions hereunder may be limited by federal or state securities laws or principles of public policy.

The execution and delivery of this Agreement and the Warrant Agreement do not, and the performance of this Agreement and the Warrant Agreement and the compliance with the provisions hereof and thereof and the issuance, sale and delivery of the Shares by the Company will not conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien pursuant to the terms of, the Articles of Incorporation or Bylaws of the Company or any statute, law, rule or regulation applicable to the Company or any Subsidiary, or any state or federal order, judgment or decree applicable to the Company or any Subsidiary, or any indenture, mortgage, lease or other agreement or instrument to which the Company or any Subsidiary or any of the properties of such person is subject (including, without limitation, the Merger Agreement), except such as would not have a material adverse effect on the Company or such Subsidiary.

     5.3 ISSUANCE AND DELIVERY OF THE SHARES; GRANT OF THE WARRANTS. The Shares, when issued and exchanged for the Rights in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. Further, the Shares, when issued and exchanged for the Rights in compliance with the provisions of this Agreement, will not be subject to preemptive, co-sale, right of first refusal or any other similar rights of the shareholders of the Company or any liens or encumbrances. In addition, the shares issuable upon exercise by the Purchaser of the Warrants (the "Warrant Shares"), when issued, paid for and delivered in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and nonassessable, and will not be subject to preemptive, co-sale, right of first refusal or any other similar rights of the shareholders of the Company or any liens or encumbrances. Other than a Registration Rights Agreement between the Company and Novartis Pharma AG, the Company has not granted any registration rights which are still in effect with respect to its securities other than the registration rights set forth herein.

     5.4   SEC DOCUMENTS; FINANCIAL STATEMENTS.  The Company and each
Subsidiary has filed in a timely manner all documents that such person was required to file with the SEC under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the 36 months preceding the date of this Agreement. As of their respective filing dates (or, if amended, when amended), all documents filed by the Company or any of its Subsidiaries with the SEC, whether under the Exchange Act or under the Securities Act of 1933, as amended (the "Securities Act"), during such 36-month period (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be. The Company satisfies the requirements for the use of Form S-3 under the Securities Act, to register the offers and sales of the Shares and the Warrant Shares contemplated by the Shelf Registration Statement (as defined in Section 12). None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company and its Subsidiaries included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the Company and its Subsidiaries at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments and the absence of footnotes). There is no material liability or commitment of the Company or any of its Subsidiaries which is not reflected in the most recent Financial Statements except commitments made since the date of such Financial Statements in the ordinary course of business. There have not been any changes in the assets, liabilities, financial condition or operations of the Company or any of its Subsidiaries from that reflected in the most recent Financial Statements, except changes in the ordinary course of business that have not had a material adverse effect on the business, properties, financial condition or results of operations of the Company or any of its Subsidiaries.

     5.5 CONSUMMATION OF MERGER; ISSUANCE OF RIGHTS. The Merger Agreement was properly adopted, and was properly executed and delivered, and, together with the Rights created therein, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights or by equitable principles generally. The Merger has been duly consummated in accordance with the terms of the Merger Agreement and the Company has the power to allow the transfer of the Rights to the Purchaser and has taken (or shall have taken prior to the Closing) all steps necessary to be taken by the Company to permit the Holders to sell and the Purchaser to acquire the Rights.

     5.6   INTELLECTUAL PROPERTY.   (a)  The Company and each Subsidiary has
sufficient title and ownership of all material patents, patent rights, inventions, trademarks, service marks, copyrights, trade secrets, proprietary rights, processes and know-how (collectively, "Intellectual Property") owned or used by it or that are necessary for the conduct of its business as presently conducted and believes that it can obtain, on commercially reasonable terms, any additional rights necessary for its business as proposed to be conducted, and that the Intellectual Property does not, and would not, conflict with or constitute an infringement of the rights of others.

     (b) Other than the strategic partnership agreements described in paragraph (f) of this Section 5.6 and as set forth in the SEC Documents, there are no outstanding options, licenses (whether to or from the Company) or agreements of any kind relating to the Intellectual Property described in paragraph (a) of this Section 5.6 or granting rights to any other person to manufacture, license, produce, assemble, market or sell products or services derived or derivable from the Intellectual Property of the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity.

     (c) Neither the Company nor any of its Subsidiaries has received any communications alleging that such person or any of its employees of has violated or infringed or, by conducting its business as proposed, would violate or infringe, any of the Intellectual Property of any other person or entity.

     (d) Neither the Company nor any of its Subsidiaries is aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or such Subsidiary with respect to the Intellectual Property of the Company or such Subsidiary or otherwise or that would conflict with the business of the Company or such Subsidiary as proposed to be conducted.

     (e) Neither the execution nor delivery of this Agreement, nor the carrying on of the business of the Company or any of its Subsidiaries by the employees of such person, nor the conduct of the business of the Company or any of its Subsidiaries as proposed, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of the employees of the Company or any of its Subsidiaries (or people such person currently intends to hire) made prior to their employment by such person; and

     (f) The strategic partnering agreements between the Company and each of Merck KGaA, Novartis Pharma AG, Centeon L.L.C., Santen Pharmaceutical Co., Ltd., Eisai Co., Ltd., Centocor, Inc., LeukoCite, Inc. and Schering, AG (together, the "Major Strategic Partners"), described under the caption "Corporate Collaborations" in the Company's Form 10-K for the period ending December 31, 1997, and under the caption "Recent Developments" in the Company's Form 10-Q for the period ending March 31, 1998, are in full force and effect and constitute valid and binding obligations of the Company and each Major Strategic Partner party thereto. Neither the Company nor any Major Strategic Partner is in default under any of such agreements.

     5.7 PROPERTIES. The Company and each Subsidiary has good and valid title to all of the properties and assets reflected as owned by the Company or any Subsidiary in the Financial Statements, free and clear of all material liens, mortgages (statutory or otherwise), security interests, pledges, claims or encumbrances except those, if any, disclosed in the Financial Statements. The Company and each Subsidiary holds its leased properties under valid and binding leases, with such exceptions as are not materially significant in relation to the business of the Company or such Subsidiary. The Company and each Subsidiary owns or leases all of such properties as are necessary to its operations as now conducted.

     5.8 CAPITALIZATION. The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 2,000,000 shares of preferred stock. Immediately prior to the Closing, 22,200,034 shares of Common Stock will be outstanding (other than shares issued between the Effective Date and immediately prior to the Closing as the result of the exercise of employee or consultant stock options existing on the Effective Date) and no shares of preferred stock will be outstanding. The certificates evidencing the Shares are in due and proper legal form and have been duly authorized for issuance by the Company. All of the issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with federal, state and other applicable laws and were issued without violation of any preemptive, co-sale or other right. Except as otherwise disclosed in the SEC Documents and in the Financial Statements, there is no outstanding option, warrant, agreement or other right calling for the issuance or redemption of, and there is no commitment, plan or arrangement to issue or redeem, any securities of the Company. Other than the Merger Agreement and the ErythroMed Agreement, the Company does not have any binding agreement with respect to the acquisition or purchase of the securities of or owned by any person or entity or the acquisition of the business, assets or liabilities of any person or entity, and the Company does not have any agreement or understanding with respect to the disposition or sale of its business, assets or property.

     5.9 LITIGATION. There is no pending or, to the Company's knowledge, threatened, action, suit or other proceeding to which the Company or any of its Subsidiaries is a party or to which the property or assets of the Company or any of its Subsidiaries is subject which might result in a material adverse effect on the business, properties, financial condition or results of operations of the Company or any of its Subsidiaries.

     5.10 NO DEFAULTS. Neither the Company nor any of its Subsidiaries is in violation or default of any provisions of its certificate of incorporation or bylaws, or any organizational documents, or in breach with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound which violation, default or breach would have a material adverse effect on the business, properties, financial condition or results of operations of the Company or any of its Subsidiaries, and there does not exist any state of facts which constitutes an event of default on the part of the Company or any of its Subsidiaries as defined in such documents or which, with notice or lapse of time or both, would constitute such an event of default.

     5.11 MATERIAL AGREEMENTS. The Company and each Subsidiary is a party to all agreements that are necessary for the conduct of the business of such person as presently conducted and all such agreements are currently in effect. Neither the Company nor any of its Subsidiaries is in breach of any provision of any such agreement where such breach would have a material adverse effect on the business, properties, financial condition or results of operations of the Company or such Subsidiary.

     5.12 GOVERNMENTAL CONSENTS; COMPLIANCE WITH LAW. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement except for (i) the filing of a Shelf Registration Statement and all amendments thereto with the SEC as contemplated by Section 12.1 of this Agreement, (ii) any filings required by state securities laws and (iii) the filing of a notification and report form under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Company and each Subsidiary is conducting business in compliance in all material respects with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including but not limited to, all applicable local, state and federal environmental laws and regulations.

     5.13 INSURANCE. The Company and each Subsidiary maintains insurance of the types and in the amounts generally deemed adequate for its business covering all risks customarily insured against, all of which insurance is in full force and effect.

     5.14 INVESTMENT COMPANY. The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     5.15 TAXES. The Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon except for such taxes as are being contested in good faith, and the Company has no knowledge of any tax deficiency which has been or might be asserted or threatened against the Company or any of its Subsidiaries which would have a material adverse effect on the business, properties, financial condition or results of operations of the Company or any of its Subsidiaries.

     5.16 LISTING. The Company's Common Stock is traded on The Nasdaq National Market.

     5.17 BROKER'S FEE. The Company represents that there are no brokers or finders entitled to compensation by the Company in connection with the Rights Exchange, and shall indemnify the Purchaser for any such fees for which the Company is responsible.

     SECTION 6.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     The Purchaser hereby represents and warrants as of the date hereof to the Company as follows:

     6.1 ORGANIZATION AND STANDING. The Purchaser has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware, has full corporate power and authority to own or lease its properties and conduct its business as presently conducted, and is duly qualified as a foreign organization and is in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary (except where the failure to be so qualified would not have a material adverse effect on the business, properties, financial condition or results or operations of the Purchaser).

     6.2   INVESTMENT PURPOSES.  (a)  The Purchaser acknowledges that the
Shares and the Warrants are being issued in reliance upon the exception from the registration requirements of the Securities Act provided by Section 4(2) thereof and as such the Shares and the Warrants will be "restricted securities" within the meaning of Rule 144.

     (b) The Purchaser is acquiring the Shares and the Warrants pursuant to this Agreement in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Shares or Warrants or any arrangement or understanding with any other persons regarding the distribution of such Shares or Warrants except in each case as conforms with all applicable requirements of the Securities Act, applicable blue sky laws and all rules and regulations promulgated thereunder.

     (c) The Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the securities purchased hereunder except in compliance with the Securities Act, applicable blue sky laws, and the rules and regulations promulgated thereunder.

     (d) The Purchaser has, in connection with its decision to acquire the Shares and the Warrants, relied with respect to the Company and its affairs solely upon the SEC

Documents and the other information delivered to the Purchaser by the Company as described in Sections 5.4 above and the representations and warranties of the Company contained herein.

     (e) The Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

     (f) The Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. Upon the execution and delivery of this Agreement by the Purchaser, this Agreement shall constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except
(i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) as limited by equitable principles generally, including any specific performance, and (iii) as to those provisions of Section 12.3 and 13.2 relating to indemnity or contribution.

     6.3 NO ADVICE. The Purchaser understands that nothing in this Agreement or any other materials presented to the Purchaser in connection with the acquisition of the Shares and the Warrants constitutes legal, tax or investment advice to the Purchaser. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the Rights Exchange.

     6.4 RESTRICTION ON TRANSFER. The Purchaser understands that: (a) other than to a person directly or indirectly controlling, controlled by, or in common control with, the Purchaser (any such person, an "Affiliate"), neither the Shares nor the Warrants will be transferable in the absence of a registration under the Securities Act or an exemption therefrom or in the absence of compliance with any term of this Agreement; (b) the Company may provide stop transfer instructions to its transfer agent with respect to the Shares and the Warrants in order to enforce the restrictions contained in this Section 6.4 and to confirm that the Purchaser has complied with its obligations contained in
Section 12.2 hereof; and (c) each certificate representing Shares shall be in the name of the Purchaser and shall bear substantially the following legends (in addition to any legends required under applicable securities laws):

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY ONLY BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER

     THEREOF IF SUBSEQUENTLY REGISTERED UNDER THE SECURITIES ACT AND REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE OR OTHER SECURITIES LAWS, UNLESS THE COMPANY DETERMINES THAT EXEMPTIONS FROM SUCH REGISTRATION REQUIREMENT ARE AVAILABLE.

The legend contained in this Section 6.4 may be removed from a stock certificate immediately upon receipt by the Company's transfer agent of a certificate substantially in the form of APPENDIX I attached hereto. Notwithstanding the foregoing, such Shares must be held in certificated form until such Shares have been sold in accordance with the provisions of APPENDIX I attached hereto.

     6.5 BROKER'S FEE. The Purchaser represents that there are no brokers or finders entitled to compensation by the Purchaser in connection with the Rights Exchange, and shall indemnify the Company for any such fees for which the Purchaser is responsible.

     SECTION 7.  COVENANTS OF THE PARTIES.

     7.1 FULL COOPERATION. The Company will use its reasonable best efforts to cooperate with and assist the Purchaser with respect to the Purchaser's Offer. Such cooperation and assistance shall include, without limitation, the provision of any additional disclosure to the Holders that the Parties determine to be necessary or advisable after the date hereof in connection with the Purchaser's Offer under applicable federal and state securities laws, rules and regulations. The Company will not take any position with respect to the Purchaser's Offer but has waived the transfer restrictions contained in Section 1.2(c) of the Merger Agreement to the extent required to permit the Holders to transfer the Rights to the Purchaser. The Company will advise the Purchaser of any need to amend the Offer to Purchase as it relates to information supplied by the Company for inclusion therein such that the Offer to Purchase does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in such Offer to Purchase, in the light of the circumstances under which they were made, not misleading as of any date during the period in which the Purchaser's Offer is pending in accordance with the provisions of Section 1.3.

     7.2 ACCESS TO INFORMATION. For a period beginning on the Effective Date and continuing until the earlier of the Closing or the Termination Date, the Company shall afford to the Purchaser and its agents and representatives full access, at reasonable times and in a reasonable manner, to all of its premises, facilities, properties, books and records and shall make its directors, officers, agents, and (with the prior consent of the Company, which consent shall not be unreasonably withheld), customers, vendors and creditors reasonably available to confer with the Purchaser and its agents and representatives. The Purchaser shall have the right to make copies, extracts and summaries of all such reports, books, records and information, subject, however, to any obligations of the Company to any other persons. The Company shall notify the Purchaser of any material change in the business of the Company or in its operations or properties, or of any governmental complaints, investigations or hearings (or communications indicating the same may be contemplated) or of the institution, continuation or threat of any litigation involving the Company or any affiliate of the Company or any of its assets, and will keep the Purchaser informed of such events.

     7.3 MAINTENANCE OF LISTING. For so long as the Company is obligated to keep in effect the Shelf Registration Statement provided under Section 12 hereof, the Company will use its reasonable best efforts to maintain its listing on The Nasdaq National Market or a national securities exchange, as defined in the Exchange Act.

     7.4 PURCHASER REPRESENTATIVE. The Company shall use its reasonable best efforts to ensure that, as long as the Purchaser (or an Affiliate of the Purchaser) holds either (i) 5% of the outstanding voting securities of the Company or (ii) 75% of the Shares, the Purchaser Representative (as defined in
Section 11.2) appointed to serve on the Company's board of directors in accordance with the provisions of Section 11.2 shall be included in the Company's proxy statement as a nominee of the board of directors for election to the board and shall be elected to serve on the Company's board of directors.

     7.5 FILINGS. The parties shall consult and fully cooperate with and provide assistance to each other in preparing and filing as soon as practicable all consents, approvals and authorizations necessary or advisable to be made or obtained from any third party or governmental agency in order to consummate the transactions contemplated hereby, including, without limitation, any required filing under the HSR Act.

     7.6 SHELF REGISTRATION OPINION. Upon the effective date a Shelf Registration Statement in connection with Section 12, the Company shall provide the Purchaser with an opinion letter addressed to the Purchaser, dated as of the effective date of such Shelf Registration Statement, from Satterlee, Stephens, Burke & Burke LLP, counsel to the Company, stating (i) that the Shelf Registration Statement covers the Shares and the Warrant Shares (including the resale thereof), (ii) that such counsel is not aware of any material untruths in such Shelf Registration Statement and (iii) such other matters as may be reasonable and customary in connection with such registration.

     SECTION 8.  NO-SHOP CLAUSE.

     8.1 IN GENERAL. For a period beginning on the Effective Date and continuing until the earlier of the Closing or the Termination Date (the "No-Shop Period"), the Company shall not, and shall use its best efforts to cause its respective officers, directors and employees not to, and shall use its commercially reasonable efforts to cause its investment bankers, attorneys or other agents retained by or acting on behalf of the

Company not to: (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Third-Party Offer (as defined below), (ii) engage in negotiations or discussions (other than to advise as to the existence of the restrictions set forth in this Section 8.1) with, or furnish any information or data to, any third party relating to a Third-Party Offer or (iii) enter into any agreement with respect to any Third-Party Offer or approve any Third-Party Offer. Notwithstanding anything to the contrary contained in this Section 8.1 or elsewhere in this Agreement, the Company and its board of directors (or any committee thereof) (x) may participate in discussions or negotiations with or furnish information to any third party making an unsolicited Third-Party Offer (a "Potential Acquiror") or approve an unsolicited Third-Party Offer if the board is advised by its financial advisor that such Potential Acquiror has the financial wherewithal to be reasonably capable of consummating such a Third-Party Offer, and the board determines in good faith (A) after receiving advice from its financial advisor, that the Third-Party Offer submitted by such third party to the Company is more favorable to the Company and its stockholders than the transaction contemplated by this Agreement, and (B) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve a Third-Party Offer would be reasonably likely to violate the board's fiduciary duties under applicable law, or (y) may take any action necessary to comply with Rule 14e-2 promulgated under the Exchange Act. The Company agrees that any non-public information furnished to a Potential Acquiror will be furnished to the Purchaser as well and shall be furnished pursuant to a confidentiality agreement upon terms reasonably acceptable to the Purchaser and the Company. In the event that the Company shall receive a Third-Party Offer or determine to provide any information as described, it shall promptly, and in any event within 24 hours, notify the Purchaser in writing as to that fact and shall describe the terms of such Third-Party Offer.

     8.2 THIRD-PARTY OFFER. As used in Section 8.1, the term "Third-Party Offer" shall mean any bona fide written proposal, made by a third party to acquire beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company including any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material portion of the equity interest in, the Company (other than, but including any transaction similar to, the transactions contemplated by this Agreement).

     SECTION 9.  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

     Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Purchaser herein and in the certificates for the securities delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Purchaser of the certificates representing the Shares and the exchange of the Rights.

     SECTION 10.  CONDITIONS TO COMPANY'S OBLIGATIONS AT THE CLOSING.

     The Company's obligation to complete the issuance of the Shares in exchange for the Rights and deliver Shares to the Purchaser shall be subject to the following conditions to the extent not waived by the Company:

     10.1 CLOSING UNDER THE PURCHASER'S OFFER. The Purchaser shall have purchased Rights pursuant to the Purchaser's Offer.

     10.2 SURRENDER OF THE RIGHTS. The Purchaser shall have surrendered to the Company against delivery of the Shares and the Warrants the Rights acquired by the Purchaser pursuant to the Purchaser's Offer.

     10.3 CONSENTS AND APPROVALS. Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies (including, without limitation, the expiration or termination of the waiting period under the HSR Act) that are necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

     10.4 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Purchaser in Sections 1 and 6 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date.

     Provided that the Company has delivered the notice referred to in
Section 12(g) of the Offer to Purchase, and notwithstanding anything to the contrary contained in this Section 10, all the foregoing conditions shall be deemed to have been satisfied or waived by the Company upon the closing under the Purchaser's Offer.

     SECTION 11.  CONDITIONS TO THE PURCHASER'S OBLIGATIONS AT THE CLOSING.

     The Purchaser's obligation to deliver the Rights in exchange for the Shares shall be subject to the following conditions to the extent not waived by the
Purchaser:

     11.1 CLOSING UNDER PURCHASER'S OFFER. All conditions to closing under the Purchaser's Offer shall have been satisfied or shall have been waived by the Purchaser.

     11.2 APPOINTMENT OF DIRECTORS. The Company shall have taken all actions necessary to ensure that a representative of the Purchaser (the "Purchaser Representative"), to be selected by the Purchaser and reasonably acceptable to the Company, shall be appointed, effective immediately after the Closing, to serve on the Company's board of directors as a Class II director.

     11.3  NO OTHER ISSUANCE BY THE COMPANY.   Other than the Initial Payment
(as defined in the Merger Agreement), the Company shall not have issued any Common Stock of the Company to any of the Holders who have not accepted the Purchaser's Offer. Other than the general plan of distribution of the Merger Consideration as set forth in the Merger Agreement as in effect on the Effective Date, the Company shall not have any agreement, arrangement or plan to issue any Common Stock of the Company to any of the Holders who have not accepted the Purchaser's Offer.

     11.4 STATEMENT OF POSITION OF THE COMPANY. The Company shall have delivered to the Holders the letter contemplated by Section 1.2(c).

     11.5 DELIVERY OF SHARES. The Company shall have delivered to the Purchaser stock certificates representing the Shares in accordance with the terms of Section 4.2.

     11.6 WARRANT AGREEMENT. The Company shall have executed and delivered to the Purchaser a Warrant Agreement in substantially the form of EXHIBIT C.

     11.7 CONSENTS AND APPROVALS. Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies (including, without limitation, under the HSR Act) that are necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained.

     11.8 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company in Sections 1 and 5 shall be true and correct in all material respects when made and as of the Closing Date or any other date, if a representation or warranty specifically refers to such other date, and the Purchaser shall have received a certificate signed by the chief executive officer and chief financial officer of the Company, or such other officers of the Company as agreed upon by the parties hereto, that each of such representations and warranties is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that such party has performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

     11.9 LEGAL OPINION. The Purchaser shall have received from Satterlee, Stephens, Burke & Burke LLP, counsel to the Company, an opinion letter addressed to the Purchaser, dated as of the Closing Date, covering the matters set forth in EXHIBIT D hereto, subject to customary assumptions and qualifications.

     SECTION 12.  REGISTRATION OF THE SHARES; COMPLIANCE WITH THE SECURITIES
ACT.

     12.1 REGISTRATION PROCEDURES AND EXPENSES. (a) As soon as practicable following the Closing Date and in any event no later than thirty (30) days following the Closing Date, the Company shall prepare and file with the SEC, and thereafter shall use its reasonable best efforts to cause to be declared effective, a shelf registration statement on an appropriate form under the Securities Act relating to the offer and sale of the Shares and the Common Stock issuable upon exercise of the Warrants (together, the "Registrable Securities") by the Company to the Purchaser and by any other holders thereof from time to time (including, without limitation, the Purchaser), in accordance with the methods of distribution set forth in such shelf registration statement, through The Nasdaq National Market or the facilities of any national securities exchange on which the Company's Common Stock is then traded, or in privately-negotiated transactions (a "Shelf Registration Statement"). All shares of Common Stock acquired by the Purchaser pursuant to Section 3.1 or upon the exercise of a Warrant acquired by the Purchaser pursuant to Section 3.1 shall be included in such Shelf Registration Statement.

           (b) The Company shall use its reasonable best efforts
(including, without limitation, the preparation and filing with the SEC of amendments and supplements to the Shelf Registration Statement and a prospectus to be used in connection therewith) to keep the Shelf Registration Statement continuously effective and not misleading for a period of seven (7) years from the Closing Date or such shorter period that will terminate when all the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant thereto. The Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the requisite period if it takes any action that would result in the holders of the Registrable Securities covered thereby not being able to offer and sell such Registrable Securities during that period, unless such action is required by applicable law. Notwithstanding the foregoing, following the effectiveness of the Shelf Registration Statement, the Company may, at any time, suspend the effectiveness of the Shelf Registration Statement for up to no longer than sixty (60) days, as appropriate (a "Suspension Period"), by giving notice to the Purchaser, if (i) the Company shall have determined that the Company may be required to disclose any material corporate development or (ii) the Company shall be involved in an underwritten public offering of its securities. The Company will use its best efforts to minimize the length of any Suspension Period. Notwithstanding the foregoing, no more than two Suspension Periods may occur in any twelve (12) month period. The Purchaser agrees that, upon receipt of any notice from the Company of a Suspension Period, the Purchaser will not sell any Registrable Securities pursuant to the Shelf Registration Statement until (i) the Purchaser is advised in writing by the Company that the use of the applicable prospectus may be resumed, (ii) the Purchaser has received copies of any additional or supplemental or amended prospectus, if applicable, and (iii) the Purchaser has received copies of any additional or supplemental filings which are incorporated or deemed to be incorporated by reference in such prospectus.

           (c) In order to facilitate the public sale or other disposition of all or any of the Registrable Securities by the Purchaser, the Company shall furnish to the Purchaser with respect to the Registrable Securities registered under the Shelf Registration Statement such number of copies of prospectuses, prospectus supplements and preliminary prospectuses as the Purchaser reasonably requests in conformity with the requirements of the Securities Act.

           (d) The Company shall file any documents required of the Company for normal blue sky clearance in states specified in writing by the Purchaser; PROVIDED, HOWEVER, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

           (e) Other than fees and expenses, if any, of counsel or other advisers to the Purchaser, which fees and expenses shall be borne by the Purchaser (except as referred to in Section 16.8 below), the Company shall bear all expenses (exclusive of any brokerage fees, underwriting discounts and commissions) in connection with the procedures in paragraphs (a) through (d) of this Section 12.1.

     12.2 TRANSFER OF SECURITIES AFTER SHELF REGISTRATION. The Purchaser agrees that the Purchaser will not effect any disposition of the Registrable Securities that would constitute a sale within the meaning of the Securities Act, except:

               (i) pursuant to the Shelf Registration Statement, in which case the Purchaser shall submit the certificates evidencing the Registrable Securities to the Company's transfer agent, accompanied by a separate "Purchaser's Certificate" (A) in the form of APPENDIX I attached hereto, (B) executed by an officer of, or other authorized person designated by, the Purchaser, and (C) to the effect that (1) the Registrable Securities have been sold in accordance with the Shelf Registration Statement and (2) the requirement of delivering a current prospectus has been satisfied; or

               (ii) in a transaction exempt from registration under the Securities Act.

     12.3 INDEMNIFICATION. As used in this Section 12.3 the following terms shall have the following respective meanings:

           (a) "Selling Shareholder" shall mean the Purchaser and any transferee of the Purchaser who is entitled to resell Registrable Securities pursuant to the Shelf Registration Statement, including any underwriter involved in such resale, and each person, if any, who controls such Selling Shareholder within the meaning of Section 15 of the Securities Act, and each officer and each director of such Selling Shareholder;

           (b) "Shelf Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Shelf Registration Statement referred to in Section 12.1; and

           (c) "Untrue Statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Shelf Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     The Company agrees to indemnify and hold harmless each Selling Shareholder from and against any losses, claims, damages or liabilities to which such Selling Shareholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any Untrue Statement on or after the effective date of the Shelf Registration Statement, or on or after the date of any prospectus or prospectus supplement or the date of any sale by the Purchaser thereunder, or arise out of any failure by the Company to fulfill any undertaking included in the Shelf Registration Statement and the Company will reimburse such Selling Shareholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; PROVIDED, HOWEVER, that the Company shall not be liable to such Selling Shareholder in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an Untrue Statement made in such Shelf Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Shareholder specifically for use in preparation of the Shelf Registration Statement, or the failure of such Selling Shareholder to comply with the covenants and agreements contained in Section 12.1 or 12.2 hereof respecting sale of the Registrable Securities or any statement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to the Selling Shareholder prior to the pertinent sale or sales by the Selling Shareholder.

     The Purchaser agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Shelf Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any failure to comply with the covenants and agreements contained in Section 12.1 or 12.2 hereof respecting sale of the Registrable Securities, or any Untrue Statement contained in the Shelf Registration Statement on or after the effective date thereof, or in any prospectus supplement as of its issue date or date of any sale by the Purchaser thereunder, if such Untrue Statement was made in reliance upon and in conformity with written information furnished by or on behalf of the Purchaser specifically for use in preparation of the Shelf Registration Statement, and the Purchaser will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided that in no event shall any indemnity by the Purchaser under this Section 12.3 exceed the gross proceeds received by the Purchaser from the sale of Registrable Securities covered by such Shelf Registration Statement.

     Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 12.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; PROVIDED, HOWEVER, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; PROVIDED, HOWEVER, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel for all indemnified parties.

     12.4 TERMINATION OF CONDITIONS AND OBLIGATIONS. The conditions precedent imposed by Section 6 or this Section 12 upon the transferability of the Registrable Securities shall cease and terminate as to any particular number of the Registrable

Securities when such Registrable Securities shall have been sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Shelf Registration Statement covering such Registrable Securities or at such time as an opinion of counsel satisfactory to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

     12.5 INFORMATION AVAILABLE. So long as the Purchaser continues to own any of the Registrable Securities and the Shelf Registration Statement is effective covering the resale of Registrable Securities owned by the Purchaser, the Company will furnish to the Purchaser:

           (a) as soon as practicable after available (but in the case of the Company's Annual Report to Shareholders, within one hundred twenty (120) days after the end of each fiscal year of the Company), one copy of (i) its Annual Report to Shareholders (which Annual Report shall contain financial statements audited in accordance with generally accepted auditing standards certified by a national firm of certified public accountants); (ii) its Annual Report on Form 10-K (excluding exhibits); (iii) its quarterly reports on Form 10-Q (excluding exhibits); (iv) its Proxy Statement; and (v) its current reports on Form 8-K, if any (excluding exhibits);

           (b) upon the request of the Purchaser, all exhibits excluded by the parentheticals to subparagraphs (a)(ii),(iii) and (v) of this Section 12.5, in the form generally available to the public; and

           (c) upon the reasonable request of the Purchaser, an adequate number of copies of the prospectuses and supplements to supply to any other party requiring such prospectuses.

     12.6 CHANGES IN PURCHASER INFORMATION. The Purchaser agrees to promptly notify the Company of any changes in the information set forth in the Shelf Registration Statement regarding the Purchaser or the Purchaser's plan of distribution set forth in such Shelf Registration Statement.

     SECTION 13.  INDEMNIFICATION FOR INCOMPLETE OR INACCURATE INFORMATION.

     13.1 BY THE COMPANY. The Company agrees to indemnify and hold harmless the Purchaser (and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act, and each officer, director and employee of persons who control the Purchaser) from and against any losses, claims, damages or liabilities to which the Purchaser (or any such officer, director, employee or controlling person) may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (a) any untrue statement of a material fact, or omission of a material fact, in any information provided by the Company for use in the Offer to Purchase, as contemplated in Section 1 thereof (including, without limitation any such misstatement or omission in Sections 6, 7 and 8 of the Offer), and (b) the Merger failing to qualify as a reorganization as defined in Section 368(a) of the Internal Revenue Code of 1986 as amended, as a result of the transfer contemplated hereby. Further, the Company will reimburse the Purchaser (or such officer, director, employee or controlling person) for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

     13.2 BY THE PURCHASER. The Purchaser, agrees to indemnify and hold harmless the Company (and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act and each officer and director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact, or omission of a material fact in any information about the identity of the Purchaser, the source of the Purchasers' funds or the Purchasers' plans and intentions provided by the Purchaser for use in the Offer to Purchase as contemplated by Section 1 hereof. Further, the Purchaser will reimburse the Company (or such officer, director or controlling person) for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim.

     13.3 PROCEDURE. The procedure with respect to claims under this Section 13 shall be the same as that provided in Section 12.3.

     SECTION 14.  TERMINATION.

     14.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing: (a) by mutual written consent of the parties hereto; (b) by written notice by any party if the consummation of the Rights Exchange shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; (c) by written notice by either of the Purchaser or the Company, respectively, to the other party, upon the failure of any closing condition applicable to either of the Purchaser or the Company, respectively, which failure is not capable of being cured by the Termination Date; (d) by written notice by the Company in accordance with Section 8.1 above and (e) by written notice by either of the Purchaser or the Company, respectively, to the other party, if the Closing has not occurred by the Termination Date set forth in Section 4.1, unless the Closing has not occurred due to the fault or bad faith of the terminating party. The parties agree that this Agreement shall be terminated immediately upon the effectiveness of the written notice or written consent described above.

     14.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 14.1, this Agreement shall forthwith become void and there shall be no further liability of any party to this Agreement or their respective officers, directors, employees, agents, representatives, or shareholders, except as otherwise provided in this Agreement.

     14.3 TERMINATION FEE. If this Agreement is terminated by the Company pursuant to Section 14.1(d) above, which termination is the result of: (a) the receipt by the Company of a Third-Party Offer during the term of this Agreement and (b) the commitment by the Company to accept a Third-Party Offer (as such Third-Party Offer may be amended from time to time) within six (6) months following the Termination Date, then the Company shall, at the time of the closing of such Third-Party Offer, pay the Purchaser a termination fee in the amount of (i) any and all out-of-pocket expenses of the Purchaser (including, without limitation, reasonable attorneys' fees) incurred in connection with this Agreement (not to exceed $150,000) PLUS (ii) $750,000. If this Agreement is terminated by the Company pursuant to Section 14.1(b), (c) or (e) above due to the Company's inability to meet the conditions set forth herein, the Company shall pay the expenses of the Purchaser referred to in clause (i) of this
Section 14.3.

     SECTION 15.  NOTICES.

     All notices, requests, consents and other communications hereunder shall be in writing, shall be sent by confirmed facsimile or mailed by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, and shall be deemed given when so sent in the case of facsimile transmission, or when so received in the case of mail or courier, and addressed as follows:

           (a) if to the Company, to:

               Medarex, Inc.
               1545 Route 22 East
               Annandale, NJ 08801
               Attention: Donald L. Drakeman, President
               Phone: (609) 713-6001
               Fax: (609) 713-6002

               with a copy to:

               Satterlee, Stephens, Burke & Burke LLP
               230 Park Avenue

               New York, NY 10169
               Attention: Dwight Kinsey, Esq.
               Phone: (212) 818-9200
               Fax: (212) 818-9606/9607


           (b) if to the Purchaser, to:
               Bay City Capital
               750 Battery Street, Suite 600
               San Francisco, CA 94111
               Attention:  Sandy Zweifach, Chief Financial Officer
               Phone: (415) 676-3830
               Fax: (415) 837-0996

               with a copy to:
               Heller, Ehrman, White & McAuliffe
               333 Bush Street
               San Francisco, CA 94104
               Attention:  Timothy G. Hoxie, Esq.
               Phone: (415) 772-6000
               Fax: (415) 772-6268


           Any change of an address set forth in this Section 15 may be accomplished by means of a notice sent in accordance with the terms of this
Section 15.

     SECTION 16.  MISCELLANEOUS.

     16.1 WAIVERS AND AMENDMENTS. Neither this Agreement nor any provision hereof may be changed, waived, discharged, terminated, modified or amended except upon the written consent of the Company and the Purchaser.

     16.2 SECTIONS; HEADINGS; DOLLAR AMOUNTS. Unless otherwise specified, all references in this Agreement to "Sections" shall be to Sections of this Agreement. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement. All currency referred to herein shall be in U.S. dollars.

     16.3 SEVERABILITY. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     16.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts entered into and performed entirely in California by California residents, without regard to conflicts of law principles.

     16.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. Delivery of an executed counterpart by facsimile shall be the same as delivery of an original counterpart.

     16.6 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

     16.7 ENTIRE AGREEMENT. This Agreement and other documents delivered pursuant hereto, including the exhibits, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

     16.8 PAYMENT OF FEES AND EXPENSES. Except as provided in Section 14.3, each of the Company and the Purchaser shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.


                          [SIGNATURE PAGE FOLLOWS THIS PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                              MEDAREX, INC.

                              By:     /s/ Donald L. Drakeman
                                     ----------------------------------
                              Name:   Donald L. Drakeman
                                     ----------------------------------
                              Title:  President
                                     ----------------------------------


                              BCC ACQUISITION I LLC

                              By:    THE BAY CITY CAPITAL
                                      FUND I, L.P.
                              Its:   Manager

                              By:    Bay City Capital Management LLC
                              Its:   General Partner

                              By:     /s/ Roger H. Salquist
                                     ----------------------------------
                              Name:   Roger H. Salquist
                                     ----------------------------------
                              Title:  Manager
                                     ----------------------------------

                                     EXHIBIT A

                                 OFFER TO PURCHASE

                                     EXHIBIT B

                                 LETTER TO HOLDERS

                                     EXHIBIT C

                             FORM OF WARRANT AGREEMENT

                                      EXHIBIT D

                                FORM OF LEGAL OPINION


1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New Jersey. The Company has the requisite corporate power to own or lease its property and assets and to conduct its business as currently conducted.

2. The Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered on behalf of the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights generally, (b) as limited by public policy or equitable principles generally or the availability of equitable remedies, whether such enforceability is considered in a proceeding in equity or at law, and
     (c) as rights to indemnity or contribution or pursuant to Section 12.3 and
     13.1 of the Agreement may be limited by applicable laws or principles of public policy.

3. The Company has _________ authorized and, to such counsel's knowledge, ________ outstanding shares of capital stock. The Shares have been duly authorized and, upon issuance and delivery against the surrender of the Rights in accordance with the Agreement, will be validly issued, fully paid and nonassessable. Except as disclosed in the Agreement, to such counsel's knowledge, there are no options, warrants, conversion privileges, preemptive rights or other rights presently outstanding to purchase or receive any of the authorized but unissued capital stock of the Company or the Shares, other than the shares reserved for issuance under the Merger Agreement or ________________.

4. The execution and delivery of the Agreement, the execution and delivery of the Offer to Purchase, the consummation of the Rights Exchange and the consummation of the Purchaser's Offer do not violate any provisions of the Company's Articles or Bylaws, and do not conflict with or constitute a default under the provisions of any agreement (including, without limitation, the Merger Agreement, agreements involving the Major Strategic Partners, and any agreement between the Company and The Nasdaq National Market) to which the Company is a party, and do not violate or contravene
     (a) any law applicable to the Company and known to such counsel other than as may be required by the securities or Blue Sky laws of the various states as to which such counsel does not express an opinion or (b) any order, writ, judgment, injunction, decree, determination or award applicable to the Company and known to such counsel, except for a default, violation or contravention which would not have a material adverse effect on the business, assets, financial condition or results of operations of the Company.


5. To such counsel's knowledge, no holders of securities of the Company (other than the Purchaser and as set forth in the Agreement) have rights to the registration of such securities following the Effective Date that have not been waived or satisfied.

6. Except as set forth in the Agreement, to such counsel's knowledge, there is no action, proceeding or investigation pending or threatened against the Company which could reasonably be anticipated to result, either individually or in the aggregate, in any material adverse change in the business, assets, financial condition or results of operations of the Company.

7. Assuming the accuracy of the Purchaser's representations and warranties and the fulfillment of the conditions contained in the Agreement, the issuance of the Shares by the Company to the Purchaser in exchange for the Rights is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

8. To such counsel's knowledge, no material governmental consents, approvals, authorizations, orders, filings, registrations or qualifications are required for the issuance of the Shares by the Company under the Agreement other than as may be required by the securities or Blue Sky laws of the various states or by the bylaws and rules of the National Association of Securities Dealers.

9. The waiver by the Company of the restrictions on transferability of the Rights set forth in Section 2.1(e) of the Merger Agreement is valid and effective. The Merger Agreement has been duly authorized by all necessary corporate action on the part of the Company, has been duly executed and delivered on behalf of the Company and, together with the Rights created therein, is, and following the Closing of the transactions contemplated by the Agreement will remain, a valid and binding obligation of the Company enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights generally, (b) as limited by public policy or equitable principles generally or the availability of equitable remedies, whether such enforceability is considered in a proceeding in equity or at law, and (c) as rights to indemnity or contribution may be limited by applicable laws or principles of public policy; PROVIDED only that, upon issuance of the Shares to the Purchaser under the Agreement the Company will have no further obligation with respect to the Rights assigned to the Purchaser or with respect to the former Holders thereof. The Rights are not "equity securities" of the Company within the meaning of the Securities Exchange Act of 1934 or the Rules of the Securities and Exchange Commission promulgated thereunder. The Merger has been duly consummated in accordance with the terms of the Merger Agreement and the Rights have been duly created pursuant to the Merger Agreement.

                                                                      APPENDIX I

                                   MEDAREX, INC.
                  PURCHASER'S CERTIFICATE OF RESALE OF THE SHARES

           (i) The undersigned, an officer of, or other person duly
authorized by
______________________________________________________________________
[fill in official name of individual or institution]
hereby certifies that he/she [said institution] is the Purchaser of the Shares evidenced by the attached stock certificate(s) and as such, sold such Shares on
__________________
     [date]
in accordance with shelf registration statement number ________________________
________________________________________________________________________
[fill in the number of or otherwise identify shelf registration statement]

and the requirement of delivering a current prospectus and current annual, quarterly and current reports (Forms 10-K, 10-Q and 8-K) by the Company has been complied with in connection with such sale.
PRINT OR TYPE:



Name of Purchaser:
                                                  ------------------------------

Name of Individual representing Purchaser:
                                                  ------------------------------

Title of Individual representing Purchaser:
                                                  ------------------------------

SIGNATURE BY:

Individual representing Purchaser:
                                                  ------------------------------

                                     SCHEDULE 1

                      (Table of Former GenPharm share values)

                                     Schedule 2

                                 (List of Holders)

                                      Schedule 3

                               (Schedule of Exceptions)

                        EXHIBITS, APPENDICES, AND SCHEDULES


EXHIBITS

Exhibit A           Offer to Purchase

Exhibit B           Letter to Holders

Exhibit C           Form of Warrant Agreement

Exhibit D           Opinion of Company counsel


APPENDICES

Appendix I          Purchaser's Certificate of Resale of Shares


SCHEDULES

Schedule 1          Table of Former GenPharm share values

Schedule 2          List of Holders

Schedule 3          Schedule of Exceptions